Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated November 21, 2018, with respect to the consolidated financial statements and internal control over financial reporting of Digi International Inc. included in the Annual Report on Form 10-K for the year ended September 30, 2018. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

May 10, 2019